Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE SECURITIES AND EXCHANGE ACT OF 1934

As of March 15, 2021, Venture Lending & Leasing VIII, Inc. (the “Fund”) has common stock (“Common Stock”) registered under Section 12(g) of the Securities and Exchange Act of 1934, as amended.
    The following description of the Fund’s shares of Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Fund’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Quarterly Report on Form 10-Q of which this Exhibit 4.2 is a part. Please see the Articles of Incorporation and Bylaws for more detailed information.
Description of the Stock
A.The total number of shares of all classes of stock that the Fundy initially had authority to issue was ten million (10,000,000) shares of Common Stock, $.001 par value per share., having an aggregate par value of $10,000.

B.The Board of Directors (the “Board”) may authorize the issuance from time to time of shares of Common Stock or securities or rights convertible into shares of Common Stock for such consideration as the Board may deem advisable. The total number of shares of Common Stock that the Fund has outstanding is one hundred thousand (100,000). The sole holder of the Fund’s shares of Common Stock is Venture Lending & Leasing VIII, LLC (the “Sole Shareholder”).

C.No shareholder of the Fund has any preemptive right to purchase or subscribe for any additional shares of stock, or any other security, of the Fund. Shareholders are generally not be entitled to exercise any rights of an objecting shareholder, unless the Board determines such rights apply.

D.The Board may impose restrictions on transferability of the Fund’s Common Stock.

E.No shares of the Fund’s Common Stock have any conversion or exchange rights or privileges or have cumulative voting rights.

F.Except as otherwise required under the Investment Company Act of 1940 (the “1940 Act”), voting power for the election of directors and for all other purposes is vested exclusively in the holders of the Fund’s Common Stock. Each holder of a full or fractional share of Common Stock is entitled, in the case of full shares, to one vote for each such share and, in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share. The Operating Agreement of the Sole Shareholder (the “Operating Agreement”) grants the members of the Sole Shareholder (the “Members”) pass-through voting rights, meaning that the Sole Shareholder may take no action with respect to the Fund’s Common Stock without first securing the approval of the Members, with the same vote required of the Members as is required of holders of the Fund’s Common Stock.

G.Any assets of the Fund distributed to its Sole Shareholder, in cash or in kind at the option of the Board, are distributed in proportion to the number of full and fractional outstanding shares of Common Stock held. Assets of the Fund distributed to the Sole Shareholder, which are further distributed to the Members, will follow the Distribution Policy set forth in the Operating Agreement.

H.Any action required or permitted to be taken by the shareholders at a meeting of shareholders may be taken without a meeting if (1) the Fund’s Sole Shareholder signs a written consent to the action, (2) all shareholders entitled to notice of the meeting but not entitled to vote at it sign a written waiver of any right to dissent, and (3) the consents and waivers are filed with the records of the meetings of shareholders. Such consent shall be treated for all purposes as a vote at the meeting.

I.Each shareholder of the Fund must, upon demand, disclose to the Fund information about their Common Stock holdings that the Board or any officer or agent of the Fund designated by the Board deems necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Fund, the requirements of any other appropriate taxing authority, the provisions of the 1940 Act, or the provisions of the Employee Retirement Income Security Act of 1974, as any of said laws may be amended from time to time.